Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement, as amended by this Amendment No. 1 (Form S-3) and related Prospectus of Molecular Templates, Inc. for the registration of 11,612,582 shares of its common stock and to the incorporation by reference therein of our report dated March 27, 2017, with respect to the consolidated financial statements of Threshold Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

October 17, 2017